

CAPVIEW RESIDENTIAL INCOME – FUND VII, LP

Single-Family Rental Homes With 15-Year Master Lease

CAPVIEW PARTNERS

Capview Residential Income

Fund VII, LP Business Plan

Capview Partners is pleased to present the Capview Residential Income Fund VII, LP (CRI) investment opportunity. CRI will accept investments to acquire and renovate single-family rental properties in growing markets. The properties will be leased for 15 years to Capview Exchange Residential (CXR), which adds value and makes rental income more stable. CXR intends to hold substantial reserves equal to approximately 30% of the estimated income on all the properties it leases. This means that the tenant can withstand variability in rental income and expenses and still maintain consistent lease payments to the fund.

CRI intends to use a combination of debt and equity. The rental income from the properties will be used to service the debt and make distributions to investors during the holding period.

CRI intends to hold the properties for three to five years and sell them by the end of the fifth year. CRI intends to exit the portfolio as a group or through individual transactions in the real estate and securities markets. Any net proceeds from the sale will be distributed to the investors.

CRI will offer limited partnership interests until the sooner of December 31, 2021, or until it has received $30 million in subscriptions.

Core Values

- Understandable Assets
- Experienced Management
- Enhanced Value



Offering Date

March 1, 2021

Offering Details

Minimum Investment	$25,000
Equity Raise	Up to $30 million
Distribution Rate	See offering circular for details
Internal Rate of Return	See offering circular for details
Fund Debt Loan to Value	Up to 65%
Investment Term	3 to 5 years

No money or other consideration is being solicited for our Regulation A+ offering at this time, and any money or consideration sent in response to this brochure will not be accepted. No offer to buy securities in this Regulation A+ offering can be accepted, and no part of the purchase price can be received, until the offering statement of Capview Residential Income – Fund VII, LP is qualified with the Securities and Exchange Commission. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before CRI gives notice of its acceptance to the investor after the qualification date of the offering statement. Any indications of interest in our offering involve no obligation or commitment of any kind.

Understandable Assets

Rental homes are properties familiar and understandable to most investors. Many investors have either been a renter or a landlord in residential property.

Experienced Management

Capview Partners has over 11 years of investment management experience and has handled over $1.1 billion in transactions. Capview has partnered with RENU Management, with over $5 billion of asset management and acquisition experience in the rental home segment, to acquire, manage, and sell the portfolio.

Enhanced Value

All of the properties acquired by CRI will be leased for 15 years by CXR. The 15-year master lease means that the owner has zero management responsibilities and that the income stream from the properties is very consistent and predictable. The 15-year master lease enhances the value of the properties at sale.





The single-family rental home segment is the fast-growing area of the U.S. housing market

Single-Family Rental Homes

RESILIENT | GROWING | INCOME PRODUCING | CONSISTENT CASH FLOW

Resilient

The average occupancy of the single-family rental (SFR) segment has been 94.3% since 1971.[1] Even during the COVID-19 pandemic, the average rental rate and net income from investments have increased. The CXR master lease provides even further resilience by holding significant reserves to be able to pay a consistent lease payment to owners even if the income fluctuates on individual properties.

Growing and Income Producing

The SFR segment is the fastest-growing segment of the U.S. housing market[2]. Since 1985, the average rent growth has been 3.4%.[3] In 2020, average rent is expected to be up 3.3%. The CXR master lease has structured rental payments to capture the value of a growing income stream for investors.

Rent growth has historically stayed positive, even in recessionary periods.

Historic and Projected Rent Growth[4]


Historic Growth Rate
Recessionary Period
Projected Growth Rate
6%
5%
4%
3%
2%
1%
0%
4.7%
2.4%
5.1%
1.9%
4.1%
0.4%
4.7%
3.8%
3.3%
3.0%
3.3%
3.7%
1985
1990
1995
2000
2005
2010
2015
Current
2020P
2021P
2022P
2023P

1. John Burns Real Estate Consulting, LLC (Data as of March 2020)
2. https://www.rentalhomecouncil.org/wp-content/uploads/2018/04/The-Rise-of-Single-Family-Renters-Brief.pdf
3. John Burns Real Estate Consulting, LLC (Data as of March 2020)
4. Burns Single-Family Rent Index™

High Demand

SFR home demand is increasing and is expected to continue to grow as the echo-boom generation, 20 to 35, continues to age.[1] The overall segment of rental homes has grown to 11.7% of all housing units since 2005.[2] Families form later today than in previous generations,[3] and the cost of living is higher relative to incomes. This is causing significant demand now and far into the future for SFR properties.

Growing SFR Demand



Homes
15
10
5
0
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2Q 2020

Source: U.S. Census Bureau ACS; John Burns Real Estate Consulting, LLC (Data: 2Q20)

Current Population by Age



Future Demand
Population (in Millions)
24
23
22
21
20
19
18
21.1
22.1
23.3
21.9
21.2
19.6
20.9
15-19
20-24
25-29
30-34
35-39
40-44
45-49
Age Group

Source: U.S. Census Bureau, April 2020 (data as of 2019)

Growing Demand

20-34 year olds are a key demographic for current and future demand for rentals.

1. U.S. Census Bureau, April 2020 (data as of 2019)
2. U.S. Census Bureau ACS; John Burns Real Estate Consulting, LLC (Data: 2Q20)
3. U.S. Census Bureau, April 2020 (data as of 2019)

Capview Track Record (2010–2020)

TOTAL TRANSACTION VOLUME

$1.1B


Sponsored Properties

SFR Projected YOY Growth Rate (2021–2023)

TARGET MARKETS

16


Minneapolis
Milwaukee
Indianapolis
St. Louis
Las Vegas
Nashville
Charlotte
Phoenix
Dallas
Birmingham
Atlanta
San Antonio
Jacksonville
Orlando
Houston
Tampa
Projected Growth Rate
Greater than 4%
3.5% to 4%
3% to 3.5%
2.5% to 3%
Less than 2.5%

Source: John Burns Real Estate Consulting, LLC (Data from September 2020, publication in December 2020)



Growth investment strategy with expert asset management

Investment Criteria

CRI intends to acquire properties in growing markets that outperform the national average of annual rental growth. CRI will target acquisitions in markets that have large and resilient employment centers. The properties CRI acquires will also target good school systems with access to transportation. The fund will avoid, whenever possible, high-income-tax states. These states often have lower net income. Although properties will be well-insured and holding significant reserves, the fund will also avoid, as much as possible, buying properties that are in areas prone to natural disasters and that might interrupt the net operating income of the master tenant. The markets in which CRI will acquire assets will have greater levels of household formation and density than the national average. Additionally, the target markets will have less construction growth and higher average appreciation.

Key market attributes

- Proximity to large employment centers
- Good school systems
- Access to transportation corridors
- Avoid – high-tax, low-cap-rate states
- Avoid – natural disaster areas

Key performance indicators as compared to national averages

- Greater household formation
- Greater home density
- Lesser home construction growth
- Higher price appreciation



The Tenant — Capview Exchange Residential

CXR holds extensive reserves and has experienced managers that renovate, manage, lease, acquire, and sell properties. CXR intends to hold initial reserves equal to 30% of the net operating income from the entire portfolio it leases. We believe these reserves, along with consistent rental income, will allow CXR to maintain a consistent lease payment on each property for 15 years. Each lease is a bond-net lease, meaning that CRI has zero management responsibility or expenditure during turnover between renters and zero capital expense.

The properties leased by CXR are managed by RENU Management, based in Indianapolis, Indiana. RENU contracts, underwrites, closes, and renovates homes the fund acquires. RENU leases and manages each property on behalf of CXR.

RENU was founded in 2005 and has over $5 billion of acquisition and asset management experience. RENU clientele includes Blackstone, Cerberus, Fortress, Progress Residential, and other investors on a national scale. RENU has acquired over $3.1 billion in SFRs for clients since 2010. RENU developed a proprietary analytics platform designed for speed and accuracy. It has the capability to provide real-time updates every 90 seconds on more than 25 million SFR homes available in markets across the United States.

15-Year Absolute, Net Lease

Adds value and makes income more consistent

Experienced Management

Provides comfort that the investment is managed well

Familiar and Growing Asset Class

Easier to understand with increasing value

Example Investment

Representative Returns Only

Below is an example of the returns CRI may achieve based on consistent performance of the master tenant in meeting the obligations under the property leases. These estimates intend to show how a $50,000 investment may perform over a five-year period and should not be relied upon as a prediction of actual performance.

Cash-Flow Summary

	Year 1	Year 2	Year 3	Year 4	Year 5	TOTAL
Initial Investment	$50,000	—	—	—	—	$50,000
Estimated Distributions	$2,875	$2,941	$3,007	$3,074	$3,142	$15,039
Estimated Yield	5.75%	5.88%	6.01%	6.15%	6.28%	
Estimated Annual Increase	–	2.29%	2.26%	2.23%	2.20%	



About Capview Partners

Capview Partners is a boutique investment sponsor specializing in income-producing real estate investment funds. Capview offers funds with low investment minimums to suitable investors that acquire properties that would normally be out of reach for many investors. Capview offers its investments to a small group of qualified, experienced, and focused investment advisory firms with a proven track record of focus and care for their clients' investment goals.

Established in 2010, Capview Partners has since achieved a track record of over $1.1 billion in transactions. The firm's management team has over 100 years of combined experience in residential, retail, industrial, office, and self-storage real estate asset classes.

Capview has operated six funds to date and closed five. Its investment products have produced an average distribution yield of 8.19% on equity. On its sixth fund, Capview sold 75.5% of the managerial control to an institutional investor that converted the fund to a publicly traded real estate investment trust (REIT) and listed it on the New York Stock Exchange in 2020.

For sales and other information, contact:

Capview Partners
6119A Greenville Ave., Suite 434
Dallas, TX 75206

Phone: (972) 587-9232
Email: investorrelations@capviewpartners.com

CapviewPartners.com

Core Values

Understandable Assets

Experienced Management

Enhanced Value

Consider the Risks

An investment in the interests involves substantial investment and tax risks, including, without limitation, the following risks:

- Past performance is not a guarantee of future results.
- The economic success of CRI will depend upon the results of operations of CXR and its maintenance of sufficient reserve to cover fluctuations in vacancy rates, rent schedules, operating expenses, and capital expenditures.
- CRI's capitalization is supported solely by the cash flow from the underlying master lease. Capview is not under any obligation to contribute capital to CRI or CXR.
- No assurance can be given that future cash flow will be sufficient to make the debt service payments on any borrowed funds and also cover operating expenses.
- No assurance can be given that limited partners of CRI will realize a substantial return (if any) on their investments or that they will not lose their entire investments in CRI.
- The limited partnership interests are not freely transferable by the limited partners.
- There are significant risks associated with owning, financing, operating, and leasing SFR properties.
- The limited partnership interests do not represent a diversified investment.
- Limited partners must completely rely on CXR to collect the rent and operate, manage, lease, and maintain the properties.
- The limited partners have no voting rights with respect to the management or operations of CRI or in connection with the sale of the properties.
- The investors will rely heavily on Capview's skill in analyzing, evaluating, and selecting properties in which to invest.
- There may be various conflicts of interest among CRI, CXR, and Capview and their affiliates.
- The limited partnership interests are illiquid.
- There are tax risks associated with an investment in the limited partnership interests.
- There may be environmental risks related to the property.

CAPVIEW PARTNERS

6119A Greenville Avenue
Suite 434
Dallas, Texas 75206
(972) 587-9232